Exhibit No. 99.1

First Financial Bancorp Selected to Participate in the
U.S. Department of the Treasury’s Voluntary Capital Purchase Program

Cincinnati, Ohio – October 31, 2008 — First Financial Bancorp (Nasdaq: FFBC) was notified by the U.S. Department of the Treasury that it has received preliminary approval to participate in the Treasury Capital Purchase Program for “healthy institutions.” The Treasury Department recently created the program to encourage qualifying U.S. financial institutions to increase the flow of financing to businesses and consumers in an effort to restore liquidity and stability in the U.S. financial system. First Financial has received preliminary approval for $80 million.

Claude Davis, First Financial Bancorp’s President and Chief Executive Officer said, “We are pleased to be among the institutions that the U.S. Treasury has invited to participate in this program designed to stabilize the credit markets and restore confidence in the U.S. financial markets. This additional capital will improve our already strong capital levels, increase our lending capacity, and better position us to take advantage of opportunities to advance our strategic growth plans.”

The U.S. Department of the Treasury introduced the Capital Purchase Program on October 14, 2008. Following the participation of nine of the nation's largest banks, the Treasury has encouraged a select number of healthy regional banks to participate in this voluntary program.

The Treasury's term sheet with additional details about the Capital Purchase Program is available on the Treasury's website at http://www.ustreas.gov.

Forward-Looking Statements
This news release should be read in conjunction with the consolidated financial statements, notes and tables in First Financial Bancorp’s most recent Form 10-Q filing dated June 30, 2008, and its Annual Report on Form 10-K for the year ended December 31, 2007. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, management’s ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which First Financial conducts operations may be different from expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on First Financial’s loan portfolio and allowance for loan and lease losses; the ability of financial institutions to access sources of liquidity at a reasonable cost; the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates; technology changes; mergers and acquisitions; the effect of changes in accounting policies and practices; adverse changes in the securities markets; the cost and effects of litigation and of unexpected or adverse outcomes in such litigation; and First Financial’s success at managing the risks involved in the foregoing. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2007 Form 10-K and other public documents filed with the SEC. These documents are available at no cost within the investor relations section of First Financial’s website at www.bankatfirst.com and on the SEC's website at www.sec.gov.

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company with $3.5 billion in assets. Its banking subsidiary, First Financial Bank, N.A., founded in 1863, provides retail and commercial banking products and services, and investment and insurance products through its 80 retail banking locations in Ohio, Kentucky and Indiana. The bank’s wealth management division, First Financial Wealth Resource Group, provides investment management, traditional trust, brokerage, private banking, and insurance services, and has approximately $1.9 billion in assets under management. Additional information about the company, including its products, services, and banking locations, is available at www.bankatfirst.com.

Additional Information
Investors/Analysts Patti Forsythe Vice President, Investor Relations 513-979-5837 patti.forsythe@bankatfirst.com	Media Cheryl Lipp First Vice President, Marketing Director 513-979-5797 cheryl.lipp@bankatfirst.com